AMENDMENT NO. 6

TO

SUBADVISORY AGREEMENT

This AMENDMENT NO. 6 TO SUBADVISORY AGREEMENT (the “Amendment”) is dated as of November 1, 2020, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company, formerly known as SunAmerica Asset Management Corp., (the “Adviser”), and MORGAN STANLEY INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time, pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the trustees who are not “interested persons” of the Trust as defined in the 1940 Act, has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Subadvisory Agreement as follows:

1.	Section 15 is hereby deleted in its entirety and restated as follows:

15.

Notices. All notices shall be in writing and deemed properly given when delivered or mailed by electronic mail or United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

Subadviser:	Morgan Stanley Investment Management Inc.
1633 Broadway
29th Floor
New York, NY 10019

Attention: General Counsel

Adviser:	SunAmerica Asset Management, LLC
Harborside 5
185 Hudson Street, Suite 3300
Jersey City, NJ 07311
Attn: General Counsel

2.	Schedule A to the Subadvisory Agreement is hereby amended to reflect the change in subadvisory fees for the SA Morgan Stanley International Equities Portfolio.

The following fees shall be in effect for so long as the Portfolio’s net assets are less than $150 million:

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
SA Morgan Stanley International Equities Portfolio	0.80% on the first $25 million
0.60% on the next $25 million
0.50% on the next $25 million
0.40% over $75 million and under $150 million

The following fees shall be in effect for so long as the Portfolio’s net assets equal or exceed $150 million:

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
SA Morgan Stanley International Equities Portfolio	0.40% on the first $300 million
0.36% over $300 million

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Sharon French
Name:	Sharon French
Title:	President & Chief Executive Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Anton Kuzmanov
Name:	Anton Kuzmanov
Title:	Managing Director & Director

Schedule A

Effective November 1, 2020

The following fees shall be in effect for so long as the Portfolio’s net assets are less than $150 million:

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
SA Morgan Stanley International Equities Portfolio	0.80% on the first $25 million
0.60% on the next $25 million
0.50% on the next $25 million
0.40% over $75 million and under $150 million

The following fees shall be in effect for so long as the Portfolio’s net assets equal or exceed $150 million:

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
SA Morgan Stanley International Equities Portfolio	0.40% on the first $300 million
0.36% over $300 million